EXHIBIT 7
                          FORM OF LOCK-UP AGREEMENT

                                                              April 19, 1994


Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated
Bear, Stearns & Co. Inc.
PaineWebber Incorporated
Salomon Brothers Inc
  as Representatives of the several
  Underwriters
c/o Merrill Lynch & Co.
Merrill Lynch World Headquarters
North Tower
World Financial Center
New York, NY 10281-1201

Dear Sirs:

     The undersigned has been informed that you, as Representatives of the several Underwriters (the "Underwriters"), are planning to enter into a Purchase Agreement (the "Purchase Agreement") with MESA Inc., a Texas corporation (the "Company"), providing for the purchase by the Underwriters of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), in connection with the Company's proposed public offering.

     To induce you to enter into the Purchase Agreement, and in consideration of the purchase and public offering by the Underwriters of such shares of Common Stock (which the undersigned considers to be in the best interests of the Company and its shareholders and to the undersigned's benefit), the undersigned agrees with each of the Underwriters that for a period of 120 days from the date of the offering, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, voluntarily offer, sell, or otherwise voluntarily dispose of, any Common Stock or any securities convertible into or exercisable for Common Stock owned by the undersigned or with respect to which the undersigned has the power of disposition (the "Restricted Securities"); provided, however, that the foregoing restriction shall not prohibit (i) the exercise by the undersigned of options granted to the undersigned under the Company's stock option plans,
(ii) the delivery by the undersigned to the Company of shares of Common Stock as payment of the exercise price upon exercise of options granted to the undersigned under the Company's stock option plans, (iii) a transfer of Restricted Securities to any member of the undersigned's immediate family, or a trust, corporation or other entity controlled by the undersigned, (iv) a disposition of Restricted Securities by the undersigned acting in a fiduciary capacity or (v) a disposition pursuant to a pledge of Restricted Securities, but only if the pledge is or was incurred simultaneously with the making of the debt secured by the pledge and the pledgee, upon grant of the pledge, agrees in writing to be bound by the terms of this agreement.

     This agreement shall become effective concurrently with the effectiveness of the Purchase Agreement. If for any reason the Purchase Agreement is terminated before the First Closing Time (as defined in the Purchase Agreement), the agreement set forth above shall likewise be terminated. This agreement shall be binding upon the undersigned and his, her or its respective successors, heirs, personal representatives and assigns.

                                          Very truly yours,